EXHIBIT 99.1

For immediate release	For information, contact
First Citizens Bank
Craig L. Nix
Chief Financial Officer
Phone: 803.733.2659

First Citizens Reports Earnings for Third Quarter 2004

Columbia, S.C., October 21, 2004 – First Citizens Bancorporation, Inc. (OTCBB-”FCBN”) reports consolidated net income for the quarter ended September 30, 2004, of $8.89 million compared to $10.24 million for the corresponding quarter of 2003. Craig Nix, Chief Financial Officer, stated that “earnings remain under pressure due to net interest margin compression and a decline in mortgage banking activity.”

Total assets increased from $4.22 billion at September 30, 2003 to $4.48 billion at September 30, 2004. Asset growth was funded primarily through an increase in deposits. Deposits grew from $3.65 billion at September 30, 2003 to $3.79 billion at September 30, 2004. The most significant component of asset growth was loans which grew from $2.85 billion at September 30, 2003 to $3.08 billion at September 30, 2004.

Net income declined for the quarter primarily due to continued pressure on net interest margin and to a decline in mortgage banking income. While net interest income increased by $656 thousand and provision for loan losses decreased by $3.09 million during the quarter, these factors were not sufficient to compensate for the increase in net noninterest expense (noninterest income less noninterest expense). Provision for loan losses decreased due to continued improvement in credit quality trends. Noninterest income and noninterest expense are discussed below.

Noninterest income was $13.01 million during the third quarter of 2004, a decrease of $4.07 million compared to the same period of 2003. The decrease was primarily due to a $3.34 million decrease in mortgage income. During the quarter, mortgage income decreased primarily due to a $452 thousand mortgage servicing rights impairment charge and a $1.40 million decline in gain on sale of loans. The $452 thousand impairment charge taken during the current quarter compares to a $1.55 million recapture recorded for the quarter ended September 30, 2003. Adjusting for mortgage servicing rights impairment recorded during the third quarter of 2004 and recapture recorded in the third quarter of 2003, mortgage income would have been down $1.34 million for the quarter ended September 30, 2004. The decline in the gain on sale of loans was due to a decline in mortgage loans sold from $169 million for the quarter ended September 30, 2003 to $47 million for the quarter ended September 30, 2004. The decrease in adjusted mortgage income was due to a decline in mortgage production.

Noninterest expense was $36.61 million during the third quarter of 2004, an increase of $1.95 million over the same period of 2003. The most significant component of the increase was in salaries and employee benefits costs which increased by $644 thousand. The remainder of the increase was primarily due to increases in occupancy, furniture and fixtures and data processing expenses. These costs increased primarily due to expansion through acquisitions and construction of new branch offices and an increase in the number of accounts processed by third parties.

For the nine months ended September 30, 2004, consolidated net income was $25.30 million compared to $30.50 million for the nine months ended September 30, 2003. Net income declined for the nine months ended September 30, 2004 primarily due to the same reasons enumerated above concerning the quarter ended September 30, 2004. Net interest income increased by $3.25 million due primarily to an increase in average loans for the comparable periods. Noninterest income was $41.75 million for the nine months ended September 30, 2004, a decrease of $3.46 million over the same period of 2003. The decrease was primarily due to a decrease in mortgage income. Mortgage income declined for the nine-month period primarily due to a reduction in mortgage loans sold.

Noninterest expense was $110.95 million for the nine months ended September 30, 2004, an increase of $10.43 million over the same period of 2003. The most significant component of the increase was in salaries and employee benefits expense which increased by $2.97 million. Noninterest expense also increased by $2.29 million due to costs incurred relating to First Citizens’ 2004 branding campaign. The remaining components of the increase are consistent with the discussion above concerning noninterest expense for the quarter ended September 30, 2004. At its meeting held today, the Board of Directors of First Citizens Bancorporation, Inc. declared a third quarter common stock dividend of $.35 per share for shareholders of record as of November 15, 2004, payable November 24, 2004.

On October 18, 2004, First Citizens Bancorporation, Inc. announced that First Citizens Bank and Trust Company, Inc. had signed a definitive agreement to acquire People’s Community Capital Corporation (“People’s”), parent company of People’s Community Bank of South Carolina. As of September 30, 2004, People’s had total assets of $126 million and total deposits of $103 million.

First Citizens Bancorporation, Inc. is a three-bank financial holding company headquartered in Columbia, South Carolina, with $4.48 billion in total consolidated assets as of September 30, 2004. For more information, visit the First Citizens web site at www.firstcitizensonline.com

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, and general economic conditions.

CONDENSED STATEMENTS OF INCOME

(thousands, except share data; unaudited)	Quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Interest income	$50,728	$49,718	$148,255	$148,380
Interest expense	12,017	11,663	34,395	37,765
Net interest income	38,711	38,055	113,860	110,615
Provision for loan losses	1,349	4,436	5,505	7,799
Net interest income after provision for loan losses	37,362	33,619	108,355	102,816
Noninterest income	13,012	17,085	41,752	45,210
Noninterest expense	36,612	34,662	110,951	100,524
Income before income taxes	13,762	16,042	39,156	47,502
Income taxes	4,872	5,806	13,861	17,006
Net income	$8,890	$10,236	$25,295	$30,496
Net income per share	$9.83	$11.24	$27.89	$33.44
Cash dividend paid per share	$0.35	$0.35	$1.05	$0.85
Profitability information (annualized):
Return on average assets	0.79%	0.97%	0.76%	1.01%
Return on average equity	10.00%	12.49%	9.65%	12.84%
Taxable-equivalent net yield on average interest-earning assets	3.78	3.98	3.77	4.01

CONDENSED BALANCE SHEET

(thousands, except share data; unaudited)	September 30,	December 31,	September 30,
	2004	2003	2003
Cash and due from bank	$145,184	$179,951	$146,660
Federal funds sold	119,903	41,379	87,972
Investment securities	900,754	922,229	924,311
Loans	3,081,307	2,939,989	2,849,806
Reserve for loan losses	(51,992)	(51,268)	(50,467)
Other assets	283,050	269,535	262,292
Total assets	$4,478,206	$4,301,815	$4,220,574

Deposits	$3,787,002	$3,714,577	$3,650,293
Other liabilities	335,066	247,655	240,749
Shareholders’ equity	356,138	339,583	329,532
Total liabilities and shareholders’ equity	$4,478,206	$4,301,815	$4,220,574
Book value per share	$392.73	$371.60	$360.33

SELECTED AVERAGE BALANCES

(thousands; unaudited)	Quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Total assets	$4,473,202	$4,167,713	$4,438,467	$4,048,158
Investment securities	897,088	916,595	907,870	925,213
Loans	3,071,607	2,783,423	3,013,341	2,614,499
Interest-earning assets	4,096,434	3,821,412	4,060,796	3,715,693
Deposits	3,791,227	3,582,033	3,791,867	3,483,036
Interest-bearing liabilities	3,382,019	3,160,403	3,374,552	3,080,997
Shareholders’ equity	353,555	325,128	349,995	317,638